Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-189066 on Form S-3 of Spectra Energy Partners, LP of our report dated August 29, 2013 related to the combined financial statements of the Contributed Entities as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the combined financial statements being prepared from the separate records maintained by Spectra Energy Corp and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Contributed Entities had been operated as an unaffiliated entity) appearing in the current report on Form 8-K/A of Spectra Energy Partners, LP dated August 29, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 9, 2013